Exhibit 10.19

AMENDMENT NO. 2

TO

RETIREMENT BENEFIT AGREEMENT

Amendment No. 2 (“Amendment No. 2”) dated as of December 31, 2008, to the Retirement Benefit Agreement between Independence Holding Company (“IHC”) and Steven B. Lapin (“Lapin”), dated September 30, 1991 (the “Agreement”), as assigned to The Aristotle Corporation (“Aristotle”) pursuant to an Assignment and Assumption Agreement dated as of December 31, 2006, by and between IHC and Aristotle, and as amended pursuant to Amendment No. 1 to Retirement Agreement, dated December 31, 2006 by and between Lapin and Aristotle (“Amendment No. 1”). For good and valuable consideration, the parties hereto agree as follows:

1.

All references herein to the Agreement shall mean the Agreement as amended by Amendment No. 1, and as further amended by Amendment No. 2.

2.

All references in the Agreement to “the Company” shall mean Aristotle, and Aristotle shall be bound by all of the terms and conditions set forth in the Agreement.

3.

Paragraph 1 of the Agreement is hereby amended to read as follows:

“The Company will pay you a Retirement Benefit in the amount determined as set forth in Paragraph 2 and in the manner set forth in Paragraph 4.”

4.

Paragraph 2 of the Agreement is deleted in its entirety and replaced with the following:

“As of the date hereof, the Retirement Benefit shall be $1,269,517 (the “Retirement Benefit”); provided that the Retirement Benefit shall increase by six percent (6%) per annum from the date hereof, compounded annually.  The Retirement Benefit payable with respect to any event contemplated by Paragraph 4 hereof shall be calculated (as set forth herein) by means of linear interpolation based on the number of days between the date hereof and the date of the event giving rise to the Retirement Benefit being payable to you; provided that the Retirement Benefit shall continue to increase as provided for herein until paid to you in full.  The Retirement Benefit shall not be subject to any reduction, offset or other counterclaim of any sort whatsoever.  The amount of the Retirement Benefit will not be adjusted for any changes in your base salary rate, the general price level, or other factor.”

5.

Paragraph 4 of the Agreement is deleted in its entirety and replaced with the following:

“The Retirement Benefit will be paid to you or your permitted assignee or representative as follows:

(i)

in the case of a Separation from Service (as hereinafter defined) from the Company, the Retirement Benefit shall be paid to you upon the later of (A) six months following your Separation from Service from the Company, and (B) the first business day of the calendar year immediately following the calendar year in which your Separation from Service from the Company occurred;

(ii)

in the case of your Disability (as hereinafter defined), the Retirement Benefit shall be paid to you on the first business day of the calendar year immediately following the calendar year in which your Disability occurred; and

(iii)

in the case of your death, the Retirement Benefit shall be paid to your permitted assignee or representative within 60 days of the date of your death.

For purposes of the Agreement, (i) the term “Separation from Service" means a termination of employment as defined in Treas. Regs. § 1.409A-1(h)(1) of the Internal Revenue Code of 1986, as amended (the “Code”) using a decrease in the level of bona fide services performed by you on behalf of the Company to less than 50% of that performed by you immediately prior to the event giving rise to the Separation from Service; provided that for purposes of the Agreement, your death shall not constitute a “Separation from Service” from the Company and, in the case of your death, the Retirement Benefit shall be paid as set forth above, and (ii) the term “Disability” shall mean a physical or mental incapacity where either (i) you are unable to engage in any substantial gainful activity by reason of such incapacity that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) such incapacity is expected to result in death or can be expected to last for a continuous period of not less than 12 months and you have been receiving benefits under the Company’s group long term disability plan for at least six (6) months.”

6.

The phrase “or Reduced Retirement Benefit” is deleted in each circumstance in which it occurs in the Agreement, and such phrase shall have no further force or effect as to you or the Company with respect to the Agreement.

7.

A new Paragraph 12 is added to the Agreement to read as follows:

“To the extent that the Agreement is subject to the requirements of Section 409A of the Code, the Agreement is intended to operate in good faith compliance with the requirements of Section 409A and its final regulations, and any additional guidance issued under Section 409A.  To the extent that any provision of the Agreement violates Section 409A, such provision shall be deemed inoperative and the remaining provisions of the Agreement shall continue to be fully effective; provided that, to the extent necessary, you and the Company shall work together to modify or otherwise amend the Agreement so as to give effect to the intention of the parties hereto while continuing to comply with Section 409A.”

8.

Appendix A to the Agreement is deleted in its entirety.

9.

Other than as specifically amended herein, the terms and conditions of the Agreement remain in full force and effect.

THE ARISTOTLE CORPORATION

By: /s/ H. William Smith

      H. William Smith

Vice President, General Counsel and    Secretary

Understood and accepted

By: s/s Steven B. Lapin

      Steven B. Lapin

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